UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of PHH Corporation Tier I Severance Pay Plan

Effective May 19, 2016, the Human Capital and Compensation Committee (“Committee”) of the PHH Corporation Board of Directors approved the Amended and Restated Tier I Severance Pay Plan (“Amended Plan”) that provides severance benefits to certain eligible participants, including Named Executive Officers (“NEOs”).  The Amended Plan provides eligible participants who are members of the Management Operating Committee (“MOC”), including NEOs, with the following severance benefits in the event of a qualifying separation from employment, including a voluntary termination of employment due to a material diminution of job duties in the two-year period following a Change in Control:  (1) annual base salary continuation and a monthly reimbursement for the cost of the employee’s continuation coverage under the Consolidated Omnibus Budget Reconciliation Action of 1985, as amended (“COBRA”), to coincide with the post-employment restrictions set forth in a Restrictive Covenant Agreement that extends from one to two years, depending upon the employee’s role; (2) reasonable outplacement services not to exceed a specified amount ($18,000 for 2016); and (3) a payment equal to one hundred percent of the eligible participant’s target annual incentive compensation for the calendar year in which the qualifying separation from employment occurs or the target annual incentive for the prior calendar year target if the participant has not yet received the annual incentive award notice prior to the effective date of the qualifying separation of employment.  The Amended Plan also provides for reduction of the aggregate compensation due to an eligible participant to avoid triggering excise taxes on golden parachute payments under Section 4999 of the Internal Revenue Code and regulations thereunder if the reduction would result in the participant retaining a larger after-tax amount. No severance benefits are payable under the Amended Plan unless an irrevocable General Release of Claims is executed by the participant.  A copy of the Amended Plan is filed herewith as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Tier I Severance Pay Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name:	William F. Brown
Title:	Senior Vice President, General Counsel and Secretary

Dated: May 25, 2016